                                                                    Exhibit 3(i)

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
               -------------------------------------------------

                                       OF
                                       --

                          FARMERS & MERCHANTS BANCORP
                          ---------------------------


     Farmers & Merchants Bancorp, a corporation organized and existing under the
     ---------------------------
laws of the State of Delaware, hereby certifies as follows:

     FIRST.  The name of the corporation is Farmers & Merchants Bancorp.
     -----                                  ---------------------------

     SECOND.  The date of filing of its original Certificate of Incorporation
     ------
with the Secretary of State of Delaware was February 22, 1999.

     THIRD.  That said corporation has not received any payment for any of its
     -----
stock.

     FOURTH.  The Certificate of Incorporation of said corporation shall be
     ------
amended and restated to read in full as follows:

                                   ARTICLE I.

     The name of the corporation is Farmers & Merchants Bancorp (the
                                    ---------------------------
"Corporation").

                                  ARTICLE II.

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Corporation.

                                  ARTICLE III.

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV.

     The Corporation is to have perpetual existence.

                                   ARTICLE V.

     The name and mailing address of the incorporator is:

                                 Ole R. Mettler
                              121 West Pine Street
                                 Lodi, CA 95240

                                  ARTICLE VI.

     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is three million (3,000,000). This Corporation is authorized to issue two classes of shares to be designated respectively Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of Common Stock this Corporation shall have authority to issue is two million (2,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is one million (1,000,000). The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have no stated par value.

     The designations, preferences, qualifications, privileges, limitations and restrictions of the classes of stock of the Corporation and the express grant of authority to the Board of Directors to fix by resolution the designations, preferences, qualifications, privileges, limitations, and restrictions relating to the classes of stock of the Corporation which are not fixed by this Amended and Restated Certificate of Incorporation, are as follows:

     Section 1.  Common Stock.
                 ------------

     (a) Voting.  Except as provided in this Amended and Restated Certificate of
         ------
Incorporation, and subject to the rights of holders of any series of Preferred Stock then outstanding or any other securities of the Corporation, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holders.

     (b) Dividends.  Whenever there shall have been paid, or declared and set
         ---------
aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the Board of Directors of the Corporation.

     (c) Liquidation.  In the event of any liquidation, dissolution or winding
         -----------
up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the Common Stock in any event, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation.

     Section 2.  Preferred Stock.
                 ---------------

     The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in one or more series and to fix and state the powers, designations, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, including, but not limited to determination of any of the following:

     (a) the distinctive serial designation, the number of shares constituting such series and the stated value thereof if different from the par value thereof;

     (b) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (c) the voting powers, full or limited, if any, of the shares of such series;

     (d) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

     (e) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

     (f) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

     (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (h) the subscription or purchase price and form of consideration for which the shares of such series shall be issued;

     (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of Preferred Stock;

     (j) the ranking (be it pari passu, junior or senior) of each class or
                            ----------
series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

     (k) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

     Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

                                  ARTICLE VII.

     The holders of Preferred Stock shall not be held individually responsible as such holders for any debts, contracts or engagements of the Corporation, and the Preferred Stock shall not be liable for assessment to restore impairments in the capital of the Corporation.

                                 ARTICLE VIII.

     No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates of indebtedness, debentures, or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the Board of Directors of the Corporation to such persons, firms, corporations, or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

                                ARTICLE IX.

     The Corporation may from time to time, pursuant to authorization by the Board of Directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law or regulation.

                                   ARTICLE X.

     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the holders of at least a majority of the then outstanding shares of capital stock of the Corporation entitled to vote thereat. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by the By-laws and by law.

                                  ARTICLE XI.

     Any action required to be taken at any annual or special meeting of stockholders of this Corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the Board of Directors of this Corporation, by resolution, shall have previously approved any such action.

                                  ARTICLE XII.

     Except as required by applicable law, there shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

                                 ARTICLE XIII.

     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

                                  ARTICLE XIV.

     Section 1. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article XIV, any "Business Combination" (as hereinafter defined), which shall be consummated at a time when there shall exist an "Interested Stockholder" (as hereinafter defined), shall require the affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of capital stock of this Corporation entitled to vote, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or otherwise.

     In addition to the higher vote requirement, except as otherwise expressly provided in Section 2 of this Article XIV, prior to effecting any such Business Combination all of the following conditions shall have been met:

     A. The aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of the Common Stock in such Business Combination shall be at least equal to the higher of the following:

          (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of the Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (b) in the transaction in which it became an Interested Stockholder, if within two years of the Announcement Date, whichever is higher; and

          (2) the Fair Market Value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder the ("Determination Date"), if within two years of the Announcement Date, whichever is higher.

     B. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding stock of this Corporation shall be at least equal to the highest of the following:

          (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of stock acquired by it (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Stockholder, if within two years of the Announcement Date, whichever is higher;

          (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

          (3) the Fair Market Value per share of such class of stock on the Announcement Date or on the Determination Date, if within two years of the Announcement Date, whichever is higher.

     C. The consideration to be received by holders of a particular class of outstanding stock of this Corporation (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of stock. If the Interested Stockholder has paid for shares of any class of stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it. The price determined in accordance with subparagraphs A and B of this
Section 1 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     D. After such stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination and except to the extent that the Corporation may be prohibited by law from making a distribution to stockholders: (1) except as approved by 66-2/3% of the "Disinterested Directors" (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on the outstanding Preferred Stock of this Corporation; (2) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock of this Corporation (except an necessary to reflect any subdivision of the Common Stock), except as approved by 66-2/3% of the Disinterested Directors, and
(b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number or outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by 66-2/3% of the Disinterested Directors; and (3) such Interested

Stockholder shall have not become the beneficial owner of any additional shares of stock of this Corporation except as part of the transaction which results in such stockholder becoming an Interested Stockholder within the two year period prior to such consummation.

     E. After such stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this Corporation or any "Subsidiary" (as hereinafter defined), whether in anticipation of or in connection with such Business Combination or otherwise.

     F. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all holders of the stock of this Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     Section 2. The provisions of Section 1 of this Article XIV shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if the Business Combination shall have been approved by 66-2/3% of the Disinterested Directors; or, if either

     A. there is pending any proceeding or other action by the Federal Deposit Insurance Corporation pursuant to (S) 1818(a) or (S) 1823(c) of Title 12 of the United States Code in connection with any of the banking subsidiaries of the Corporation; or

     B. there is outstanding any order of the Commissioner of Financial Institutions of the State of California pursuant to California Financial Code
(S) 662, (S)(S) 3100-3132 or (S)(S) 3180-3187 against any banking subsidiary of the Corporation or any other provision of similar purpose as hereinafter adopted and as the same may be amended at a future time.

     Section 3. For the purposes of this Article XIV the following definitions apply:

     A.   A "person" means any individual, firm, corporation or other entity.

     B. "Interested Stockholder" means any person (other than this Corporation or any Subsidiary) who or which:

          (1) is the beneficial owner, directly or indirectly, of more than 20% of the issued and outstanding stock of this Corporation; or

          (2) is an "Affiliate" of this Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20% or more of the issued and outstanding stock of this Corporation; or

          (3) is an assignee of or has otherwise succeeded to any shares of stock of this Corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C.   A person shall be a "beneficial owner" of stock of this Corporation:

          (1) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

          (2) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

          (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of stock of this Corporation.

     D.   "Business Combination" shall include:

          (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; or

          (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of ten percent (10%) or more of the total value of the assets of the Corporation reflected in the most recent balance sheet of the Corporation; or

          (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of 20% of stockholders' equity or more; or

          (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; except that this provision shall not limit the right of the stockholders to elect voluntarily to wind up or dissolve the Corporation by the vote of stockholders holding shares of stock representing more than fifty percent (50%) of the stock then entitled to vote in the election of directors; or

          (5) any reclassification of the Corporation's securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of any Interested Stockholder or any Affiliate of any Interested Stockholder in the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary.

     E. "Affiliate," and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on February 15, 1999.

     F. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     G. "Fair Market Value" means as to the stock of this Corporation the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

     H. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation; provided, however, that for purposes of the definition of Interested Stockholder, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly by this Corporation.

     In the event of any Business Combination in which this Corporation survives, the phrase "other consideration to be received" as used in Section 1 of this Article XIV shall include the shares of stock of this Corporation retained by the holders of such shares.

     Section 4. A majority of the directors shall have the power and duty to determine for the purposes of this Article XIV, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of stock of this Corporation beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, or (D) whether the assets which are the subject of any Business Combination constitute substantially all assets of this Corporation. A majority of the directors shall have the further power to interpret all of the terms and provisions of this Article XIV.

     Section 5. Nothing contained in this Article XIV shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     Section 6. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the By-laws) the affirmative vote of the holders of 66-2/3% or more of the outstanding stock of this Corporation shall be required to amend, repeal or adopt any provisions inconsistent with this Article XIV.

                                  ARTICLE XV.

     The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any Equity Security (as defined hereinafter) of the Corporation, (b) merge or consolidate the Corporation with another corporation, or (c) purchase, lease, or otherwise acquire all or substantially all of the property of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders consider all of the following factors and any other factors it deems relevant: (i) the social and economic effects on the employees, stockholders, customers, suppliers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation or its subsidiaries operate or are located, including, without limitation, the availability of credit and other banking services to the communities served by the Corporation; (ii) whether the proposed transaction might violate federal or state laws; and (iii) not only the consideration being offered in the proposed transaction in relation to the then current market price for or book value of the outstanding capital stock of the Corporation, but also to the market price for or book value of the capital stock of the Corporation over a period of years and the Corporation's future value as an independent entity. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on February 15, 1999.

                                  ARTICLE XVI.

     Directors of the Corporation shall have no liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XVI shall not eliminate liability of a director for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE XVII.

     In accordance with Section 203(b)(3) of the Delaware General Corporation Law, the Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.


     FIFTH.  This Amended and Restated Certificate of Incorporation was duly
     -----
adopted by the sole incorporator of the Corporation in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Ole R. Mettler, its sole incorporator, this 9th day of March, 1999.


                              By    /s/ Ole R. Mettler
                                    ------------------
                                    Ole R. Mettler
                                    Incorporator